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BioScrip, Inc. Investor Presentation January 2010 Jefferies & Company, Inc. 2010 Global Healthcare Services Conference NASDAQ: BIOS

Safe Harbor This presentation includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding growth opportunities, expected synergies from the acquisition, and whether and when the transactions contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward- looking statements include: the failure to realize synergies as a result of operational efficiencies, purchasing volume discounts, cross-selling of services, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; the result of the review of the proposed transaction by certain regulatory agencies, and any conditions imposed in connection with the consummation of the transaction; approval of issuance of BioScrip's stock in connection with the transaction by the stockholders of BioScrip and satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement; and the risks that are described from time to time in BioScrip's reports filed with the Securities and Exchange Commission (the "SEC"), including BioScrip's annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended September 30, 2009, as amended. This press release speaks only as of its date, and BioScrip disclaims any duty to update the information herein.

Additional Information and Where to Find it BioScrip, Inc. intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement regarding the issuance of stock in connection with the proposed transaction. The proxy statement will be mailed to the stockholders of BioScrip. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BIOSCRIP AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, the documents filed by BioScrip with the SEC may be obtained free of charge by contacting BioScrip, Inc., Corporate Secretary, 100 Clearbrook Road, Elmsford, NY 10523 or contacting BioScrip, Inc. Corporate Secretary at 914-460-1600. Participants in the Solicitation BioScrip and its officers and directors may be deemed to be participants in the solicitation of proxies from BioScrip's stockholders with respect to the issuance of stock in connection with the proposed transaction. Information about BioScrip's executive officers and directors and their ownership of BioScrip's stock is set forth in the proxy statement for BioScrip's 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2009. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of BioScrip and its respective executive officers and directors in the proposed transaction by reading the preliminary and definitive proxy statements regarding the issuance of stock in connection with the proposed transaction, which will be filed with the SEC. Safe Harbor (cont'd)

BioScrip will acquire CHS for $343.2 million in cash and stock and will issue 3.4 million warrants to CHS shareholders Creates the leading, independent specialty pharmacy and home infusion provider National network of specialty and home infusion pharmacies in 28 states 1,000+ payer relationships Over 100 points of service On a pro forma basis, the combined company generated $1.6 billion of revenue and $73.4 million in adjusted EBITDAO for the trailing twelve month period ending September 30, 2009 Transaction expected to be accretive to 2010E cash EPS BIOSCRIP, INC. TO ACQUIRE CRITICAL HOMECARE SOLUTIONS -Platform Expands Geographic Footprint; Creates Leading Independent, Specialty Pharmacy and Home Infusion Provider-

Build clinical leadership across all technologies: infusion, oral, injectibles, nursing Expand our national footprint: high-touch/high-feel model Grow revenue, expand margins and operating income Adherence, compliance and retention model improves quality of care and controls overall medical costs and reduce hospitalizations Long-term Strategic Goals

Overview of Critical Homecare Solutions Leading provider of home infusion and home health services to patients suffering from chronic and acute medical conditions PF LTM as of 9/30/09 Revenue and EBITDA of approximately $252 million and $39 million, respectively Gross margin: 51% EBITDA margin: 15% Operates 68 branch locations across 22 states, primarily in the Eastern United States 35 infusion pharmacies, including 16 Ambulatory Treatment Centers ("ATC") 33 nursing locations Utilizes a local relationship model that emphasizes customized patient care

Key Benefits of the Transaction Ability to cross-sell all services on a national basis, enabling accelerated pull-through opportunities 140 field sales professional Expanded national footprint with strong regional and local management Focus on traditional higher margin therapies that will expand overall margins Broadened clinical services organization and expertise Comprehensive nursing component required to better manage the chronically ill Access to additional 450 payer agreements Annualized cost synergies of $5 - $7 million

BioScrip is an integrated solution... 3 Central Mail- order Facilities 33 Specialty Service Centers + 33 Nursing Locations 44 Specialized Infusion Pharmacies 28 State Local coverage 1000+ Managed Care Relationships 100K+ Patient Census

Market Opportunity and Transaction Rationale

Specialty Market Opportunity $60 billion industry, growing at 15% - 20% per annum High-cost, chronic care therapies with side effects creates need to clinically manage these patients Market growth driven largely by increased utilization due to existing and new technologies and demographics Specialty pharmacy cost ranges from $18,000 - $350,000 per patient/year Specialty pharmacy medication launches represent nearly half of medications in late-stage development with a high percentage requiring infusion Oral, injectible and infused technologies on the market and in development requires high-tech clinical management and administration services Accelerated utilization of alternate sites for administration

Specialty Pipeline Focus: 2010 and beyond

Convergence of Specialty Pharmacy and Home Care

Clinical Model:	Home Infusion	Specialty Services	Specialty Distribution
	Local	Central / Local	Central
Technologies: Oral Injectible Infusion High-tech Nursing	Nutrition Anti-Infectives Antivirals Hydration Pain Management Heart Failure Oncology Home health	RA MS Gaucher Hemophilia Psoriasis Oncology IVIG	RA MS Hepatitis Growth Disorders Crohn's Fertility Asthma Psoriasis Oncology RSV
	Highest Touch	Patient Interaction	High Touch
Cost per Patient / Year:	$5,000 – $40,000	$7,500 – $300,000	$7,500 – $300,000
Average Length of Therapy:	4 Months	>1 Year	>1 Year

bioscrip

BioScrip Fully Integrated Service Model Specialty Pharmacy Specialty Service Center Full-scale inventory and adjunctive products Advanced drug utilization review and patient counseling Counseling, testing and referral, with strong linkage to community medical care, treatment and prevention services Full-scale medication and service provider Nursing care plans, documentation & reporting Patient and caregiver training Joint Commission accredited (JCAHO) Home Infusion Pharmacy Skilled Nursing and other therapy services to adults and pediatric patients suffering from various chronic or serious health conditions Hospice Home Health Private duty nursing Home Nursing State-of-the-art pharmacy and clinical management programs for improved outcomes Enhanced PA, UM and VOB methodologies Direct-to-patient and direct-to-physician services

Pro Forma Platform BioScrip Affiliated Pharmacies BioScrip BioScrip and CHS

Financial Review

Proposed Acquisition of Critical Homecare Solutions Summary of Key Transaction Terms Acquiror BioScrip, Inc. Target Critical Homecare Solutions ("CHS") Consideration Cash: $242.0 million (includes an estimated $132.0 million to repay CHS debt) Stock: 12.94 million shares ($101.2 million based on last closing price) Warrants: 3.40 million ($10.00 strike price with a 5-year term) CHS Shareholder Pro Forma Ownership Approximately 24% Financing Commitment Jefferies Finance LLC Timing Expected closing: March 31, 2010 Board of Directors 2 Board seats

Pro Forma Combined Financial Summary LTM as of September 30, 2009 Pro forma LTM revenue of $1.6 billion Pro forma LTM Adjusted EBITDAO of $73.4 million Estimated at Close $27.0 million in cash $325 million in total debt Net debt / pro forma LTM Adjusted EBITDAO of 4.1x

Pro Forma Guidance and Merger Impact Pro Forma Company Overview 2010 Guidance (based on 9 months of CHS, assuming closing on March 31, 2010) Revenue $1,670 - $1,730 billion Gross Profit $267 - $277 million EBITDAO $67 - $71 million Transaction expected to be accretive to 2010 cash EPS and slightly dilutive on a GAAP basis; cash and GAAP EPS accretion expected after 2010 Attractive combined free cash flow profile with longer-term leverage target of ~2.0x

BioScrip, Inc. Investor Presentation NASDAQ: BIOS January 2010 Jefferies & Company, Inc. 2010 Global Healthcare Services Conference